Exhibit 4.8

FIRST AMENDMENT TO THE

ARRIS GROUP, INC. EMPLOYEE SAVINGS PLAN

THIS FIRST AMENDMENT to the ARRIS Group, Inc. Employee Savings Plan, as amended and restated generally effective as of January 1, 2015 (the “Plan”), is made as of the 4th day of January, 2016 by ARRIS Group, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Plan for the exclusive benefit of eligible employees of the Company and the other related entities that participate in the Plan as participating employers; and

WHEREAS, pursuant to an Agreement and Plan of Merger between the Company and Pace plc, a company incorporated in England and Wales (“Pace”), (i) ARRIS International plc (formerly ARRIS International Limited), a company incorporated in England and Wales (the “Parent Company”), agreed to acquire all of the outstanding ordinary shares of Pace, (ii) the Company will survive the merger and will become an indirect wholly-owned subsidiary of the Parent Company, and (iii) the outstanding capital stock of the Company will be converted into ordinary shares of stock of the Parent Company (collectively, the “Reorganization”); and

WHEREAS, pursuant to Sections 10.1 and 10.2 of the Plan, the Company reserves the right to amend the Plan; and

WHEREAS, the Plan contains a Company stock investment fund; and

WHEREAS, the Company, pursuant to the Reorganization, now wishes to amend the Plan to provide for the conversion of Company stock held in the Plan to ordinary shares of stock of the Parent Company and provide that future investments in Company stock shall be invested in ordinary shares of stock of the Parent Company.

NOW, THEREFORE, effective at 4:00 p.m., January 4, 2016, the Company hereby amends the Plan as follows:

1.

Article II of the Plan is amended to add a new Section 2.11A to read as follows:

2.11A “Company Stock” means, prior to 4:00 p.m. on January 4, 2016, the capital stock of the Company, and effective 4:00 p.m. on January 4, 2016, the ordinary shares of stock of the Parent Company.

2.

Article II of the Plan is amended to add a new Section 2.30A to read as follows:

2.30A “Parent Company” means ARRIS International plc, a company incorporated in England and Wales. The Company is a wholly-owned subsidiary of the Parent Company.

3.

All references in Section 5.1 (the second paragraph), Section 7.8 and Section F-1(f) of Supplement F of the Plan to the “common stock of the Company,” the “Company’s common stock,” the “Company common stock,” and the “Company stock” shall be changed to read “Company Stock.”

4.

All parts of the Plan not inconsistent herewith are hereby ratified and affirmed.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed effective as of the date first written above.

COMPANY:

ARRIS GROUP, INC.

/s/ Patrick Macken

By:	Patrick Macken

Title:	Senior Vice President, General Counsel and Secretary

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